                                                                    EXHIBIT 10.1

                           LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT ("Agreement"), dated as of the 12th day of April, 2001, is made and entered into on the terms and conditions hereinafter set forth, by and between iPAYMENT HOLDINGS, INC., a Tennessee corporation ("Parent"), iPAYMENT TECHNOLOGIES, INC., a California corporation ("Sub1"), and FIRST ACQUISITION COMPANY, a Nevada corporation ("Sub2") (Parent, Sub1 and Sub2 are sometimes referred herein individually as "Borrower" and collectively as "Borrowers"), HARBINGER MEZZANINE PARTNERS, L.P., a Delaware limited partnership ("HMP"), and PETRA MEZZANINE FUND, L.P., a Delaware limited partnership ("Petra") (HMP and Petra are sometimes referred herein individually as "Lender" and collectively as "Lenders") (the Lenders that are holders of a majority of the principal amount of the Loan, as hereinafter defined, outstanding shall sometimes be referred to herein as the "Majority Lenders"), and HARBINGER MEZZANINE PARTNERS, L.P., a Delaware limited partnership, as agent for itself and the other Lenders ("Agent").


                                    RECITALS:

         WHEREAS, Borrowers have requested that Lenders make available to Borrowers a loan in the aggregate original principal amount of $7,000,000 (the "Loan") on the terms and conditions hereinafter set forth, and for the purpose(s) hereinafter set forth; and

         WHEREAS, in order to induce Lenders to make the Loan to Borrowers, Borrowers have made certain representations to Lenders; and

         WHEREAS, Lenders, in reliance upon the representations and inducements of Borrowers, have agreed to make the Loan upon the terms and conditions hereinafter set forth.


                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the agreement of Lenders to make the Loan, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower, Agent and Lenders hereby agree as follows:


                                    ARTICLE 1
                                    THE LOAN

         1.1 EVIDENCE OF LOAN INDEBTEDNESS AND REPAYMENT. Subject to the terms and conditions hereof, Lenders shall make the Loan to Borrowers by wire transfer in immediately available funds. The Loan shall be advanced to Borrowers in two advances (individually, an "Advance" and collectively, the "Advances"). The first Advance shall be by HMP in the principal amount of $4,000,000 and shall be made on the date hereof (the "HMP Advance"). The second Advance shall be by Petra in the principal amount of $3,000,000 (the "Petra Advance"). Petra's obligation to fund the Petra Advance shall be subject to the conditions set forth in Section 5.2. In no event shall any Advance be made 90 days after the date hereof. The Loan shall be evidenced by two secured promissory notes dated as of the date hereof and executed by Borrower, in the principal amount of each Lender's portion of the Loan (individually, a "Note" and collectively, the "Notes"). The Loan shall be payable in accordance with the terms of the Notes. The Notes, this Agreement and any other instruments and documents executed by Borrower, any guarantor of Borrower, or any shareholder, member, partner, subsidiary or affiliate of Borrower ("Affiliates"), now or hereafter evidencing, securing or in any way relating to the indebtednesses evidenced by the Notes are herein individually referred to as a "Loan Document" and collectively referred to as the "Loan Documents." The term "Obligations" as used herein shall refer to (a) the Loan to be made concurrently or in connection with this Agreement as evidenced by the Notes and any renewals or extensions thereof, (b) the full and prompt payment and performance of any and all other indebtednesses and other obligations of Borrower to Lenders, direct or contingent (including but not limited to obligations incurred as indorser, guarantor or surety), however evidenced or denominated, and however and whenever incurred, including but not limited to indebtednesses incurred pursuant to any present or future commitment of Lenders to Borrower and (c) all future advances made by Lenders and/or Agent for taxes, levies, insurance and preservation of the Collateral and all attorneys' fees, court costs and expenses of whatever kind incident to the collection of any of said indebtedness or other obligations and the enforcement and protection of the security interest created hereby or by the other Loan Documents.

         1.2 PROCESSING FEE AND WARRANTS.

                  (a) Borrowers shall pay Lenders an aggregate processing fee of $175,000; $100,000 of which shall be paid to HMP on the date of the first Advance and $75,000 of which shall be paid to Petra on the date of the Petra Advance, if such Petra Advance shall occur.

                  (b) On the date hereof, Parent shall issue to HMP a warrant to purchase 811,000 shares of Parent's common stock (the "HMP Warrant"), exercisable in accordance with its terms. On the date of the Petra Advance, if such advance shall occur, Parent shall issue to Petra a warrant to purchase 607,000 shares of Parent's common stock (the "Petra Warrant", and together with the HMP Warrant, the "Warrants") exercisable in accordance with its terms.

         1.3 PREPAYMENT. The indebtedness evidenced by the Notes may be prepaid in whole or in the increments set forth in each Note pursuant to the terms of the Note, at any time and from time to time, without penalty or premium; provided that any prepayment shall be made on a pro rata basis among Lenders.

         1.4 PURPOSES OF LOAN AND USE OF PROCEEDS. The purpose of the portion of the Loan constituting the HMP Advance shall be to provide additional working capital to Borrowers and refinance certain existing indebtedness of Borrowers. The purpose of the portion of the Loan constituting the Petra Advance shall be to finance the acquisition by Parent or Sub2 of 1st National Processing, Inc., a Nevada corporation ("FNPI").

                                    ARTICLE 2
                                    SECURITY

         2.1 GRANT OF SECURITY INTEREST. Each Borrower hereby grants to Agent, for the benefit of itself and each Lender, a security interest in the following described property (collectively, the "Collateral"):

                  (a) presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing (collectively, "Accounts");

                  (b) present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, monies due under any royalty or licensing agreements, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts, and Borrower's Books relating to any of the foregoing (collectively, "General Intangibles");

                  (c) present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities, documents, leases, and chattel paper, and Borrower's Books relating to any of the foregoing (collectively, "Negotiable Collateral");

                  (d) present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing (collectively, "Inventory");

                  (e) present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods or farm products), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located (collectively, "Equipment");

                  (f) present and hereafter acquired books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's assets or liabilities, or the collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, funds or other computer prepared information, and the equipment containing such information (collectively, "Borrower's Books");

                  (g) present and hereafter acquired securities (whether certificated or uncertificated), securities accounts, commodity contracts and accounts, securities entitlements and other investment property (collectively "Investment Property");

                  (h) substitutions, replacements, additions, accessions, proceeds, products to or of any of the foregoing, including, but not limited to, proceeds of insurance covering any of the foregoing, or any portion thereof, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, money, deposits, or other tangible or intangible property resulting from the sale or other disposition of the Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, or any portion thereof or interest therein and the proceeds thereof.

         2.2 SECURED INDEBTEDNESS. The security interest granted hereby shall secure the prompt payment of the Obligations and the prompt performance of each of the covenants and duties under this Agreement and the Loan Documents.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         3.1 BORROWER'S REPRESENTATIONS. Each Borrower hereby represents and warrants to Lenders as follows:

                  (a) Corporate Status. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation; and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Borrower is duly qualified to do business and in good standing in each state in which a failure to be so qualified would have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted.

                  (b) Subsidiaries. Schedule 3.1(b)(i) hereto is a complete list of each corporation, partnership, joint venture or other business organization (the "Subsidiary" or, with respect to all such organizations, the "Subsidiaries") in which Borrower or any Subsidiary owns, directly or indirectly, any capital stock or other equity interest, or with respect to which Borrower or any Subsidiary, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by Borrower. The outstanding capital stock of each Subsidiary which is a corporation is validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1(b)(ii), Borrower and the Subsidiaries have good and valid title to the equity interests in the Subsidiaries shown as owned by each of them on Schedule 3.1(b)(ii), free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind.

                  (c) Authorization. Borrower has full legal right, power and authority to conduct its business and affairs. Borrower has full legal right, power and authority to enter into and perform its obligations under the Loan Documents, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which Borrower is a party, and the performance by Borrower of its obligations thereunder are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action properly taken and Borrower has received all necessary governmental approvals, if any, that are required, except for any such approvals which individually or in the aggregate, would not have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted. The officer(s) executing this Agreement, the Notes and all of the other Loan Documents to which Borrower is a party are duly authorized to act on behalf of Borrower.

                  (d) Validity and Binding Effect. This Agreement and the other Loan Documents are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

                  (e) Capitalization. As of the date hereof, the authorized capital stock of Parent consists solely of 40,000,000 shares of common stock, no par value per share ("Common Stock"), of which 8,359,701 shares are issued and outstanding (the "Common Shares") and 1,631,750 shares of which are reserved for issuance upon exercise of the Warrants (provided, however, that the number of shares reserved for issuance upon exercise of the Warrants may be increased from time to time in accordance with the term of the Warrants) and 10,000,000 shares of preferred stock, no par value per share ("Preferred Stock"), of which 1,208,035 shares are issued and outstanding (the "Preferred Shares"). Attached hereto as Schedule 3.1(e)(i) is a table showing the capitalization of Parent, as of the date hereof, on a fully diluted basis determined in accordance with generally accepted accounting principles as adjusted for the assumptions and qualifications set forth thereon. As of the date hereof, except for the Preferred Shares and as set forth on Schedule 3.1(e)(i), Parent does not have outstanding any stock or securities convertible or exchangeable for any shares of its Common Stock or containing any profit participation features, and does not have outstanding any rights or options to subscribe for or to purchase its Common Stock or any stock appreciation rights or phantom stock plans, except as set forth on Schedule 3.1(e)(i) and the Warrants. Schedule 3.1(e)(i) accurately sets forth the following with respect to all outstanding options and rights to acquire Parent's Common Stock: (i) the total number of shares issuable upon exercise of all outstanding options; (ii) the range of exercise prices for all such outstanding options; (iii) the number of shares issuable, the exercise price and the expiration date for each such outstanding option; and (iv) with respect to all outstanding options, warrants and rights to acquire Parent's capital stock other than the Warrants, the holder, the number of shares covered, the exercise price and the expiration date. As of the date hereof, Parent is not subject to any obligation (contingent or otherwise) to repurchase, redeem, retire or otherwise acquire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth in the Warrants or on Schedule 3.1(e)(i). As of the date hereof, all of the outstanding shares of Parent's capital stock are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.1(e)(i), and to the knowledge of Parent, there are no statutory or contractual preemptive rights, rights of first refusal, anti-dilution rights or any similar rights, held by stockholders or option holders of Parent, with respect to the issuance of the Warrants or the issuance of the Common Stock upon exercise of the Warrants and all such rights have been effectively waived with regard to the issuance of the Warrants, the exercise of the Warrants and the issuance of the Common Stock upon exercise of the Warrants. To the knowledge of Parent, Parent has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Warrants hereunder do not require registration under the Securities Act of 1933, as amended, or any applicable state securities laws. To the knowledge of Parent, there are no agreements among Parent's shareholders with respect to any other aspect of Parent's affairs, except as set forth on
Schedule 3.1(e)(i). Parent owns all of the issued and outstanding shares of capital stock of the other Borrowers, except for Sub1 of which Parent currently owns at least 90% of the issued and outstanding shares of capital stock.

                  (f) Trademarks, Patents, Etc. Schedule 3.1(f) is an accurate and complete list of all patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, licenses, formulas and applications therefor owned by Borrower or used or required by Borrower in the operation of its business (other than those which do not in the aggregate materially affect as a whole the operation of Borrower's business), title to each of which is, to the knowledge of Borrower and except as set forth in
Schedule 3.1(f) hereto, held by Borrower free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. To the knowledge of Borrower and except as set forth in Schedule 3.1(f), Borrower owns or possesses adequate (and will use its best efforts to obtain as expediently as possible any additional) licenses or other rights to use all patents, trademarks, trade names, service marks, trade secrets or other intangible property rights and know-how necessary to entitle Borrower to conduct its business as presently being conducted, except where the failure to own or possess any such licenses or other rights would, individually or in the aggregate, not have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted. To the knowledge of Borrower, there is no infringement action, lawsuit, claim or filed complaint which asserts that Borrower's operations violate or infringe the rights or the trade names, trademarks, trademark registrations, service names, service marks or copyrights of others with respect to any apparatus or method of Borrower or any adversely held trademarks, trade names, trademark registrations, service names, service marks or copyrights, and Borrower is not in any way making use of any confidential information or trade secrets of any person, except with the consent of such person. Except as set forth in Schedule 3.1(f), Borrower has taken reasonable steps to protect its proprietary information (except disclosure of source codes pursuant to licensing agreements) and is the lawful owner of the proprietary information free and clear of any claim of any third party. As used herein, "proprietary information" includes without limitation, (i) any computer programming language, software, firmware or related documentation, inventions, technical and nontechnical data related thereto, and
(ii) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by Borrower or marketing studies conducted by Borrower, all of which Borrower considers to be commercially important and competitively sensitive and which generally has not been disclosed to third parties.

                  (g) No Conflicts. Except as set forth on Schedule 3.1(g) hereto, consummation of the transactions contemplated hereby and the performance of the obligations of Borrower under and by virtue of the Loan Documents do not conflict with, and will not result in any breach of, or constitute a default or trigger a lien under, any mortgage, security deed or agreement, deed of trust, lease, bank loan or credit agreement, corporate charter or bylaws, agreement or certificate of limited partnership, partnership agreement, license, franchise or any other instrument or agreement to which Borrower is a party or by which Borrower or its respective properties may be bound or affected or to which Borrower has not obtained an effective waiver, except such conflict, default or lien which, individually or in the aggregate, would not have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted.

                  (h) Litigation. Except as set forth on Schedule 3.1(h) hereto, there are no actions, suits, arbitrations, administrative hearings or other proceedings pending, or, to the knowledge of Borrower threatened, against or affecting Borrower or any of Borrower's property in which the amount claimed, or alleged as damages, individually, is not less than $25,000, or which is reasonably likely to result, individually, or in the aggregate, in a material adverse effect on the Borrower's financial condition or its ability to conduct its business in the manner now conducted or involving the validity or enforceability of any of the Loan Documents at law or in equity, or before any governmental or administrative agency. Except for Bankruptcy orders or rulings relating to customary collection actions in which Borrower is the plaintiff and/or creditor, to the knowledge of Borrower, Borrower is not subject to any order, writ, injunction, decree or demand of any court or any governmental authority.

                  (i) Financial Statements. The financial statements of Borrower attached hereto as Schedule 3.1(i)(i) are accurate in all material respects, have been prepared on the basis of generally accepted accounting principles consistently applied, and fairly present the financial condition of Borrower as of the date(s) and the periods thereof and the statements of income and retained earnings and statements of cash flows present fairly the results of operations and cash flows of Borrower for the periods set forth therein, except in the case of the unaudited financial statements for the twelve months and period ending December 31, 2000 and for the month of February 2001 and period ending February 28, 2001 for Sub1 and for the month of March 2001 and period ending March 31, 2001 for Parent (i) no provision for the then applicable current year's federal income or state franchise taxes has been made; and (ii) the absence of footnotes normally contained therein and normal year-end audit adjustments (which are not reasonably likely to result, either individually, or in the aggregate, in a material adverse effect on the financial condition and/or results of operations of Borrower taken as a whole). No material adverse change has occurred in the financial condition of Borrower since the most recently dated financial statements, respectively, and no additional borrowings have been made by Borrower since the date(s) thereof other than as set forth on Schedule 3.1(i)(ii).

                  (j) Other Agreements; No Defaults. Except as set forth on
Schedule 3.1(j) hereto, Borrower is not a party to any indenture, loan or credit agreement, lease or other agreement or instrument, or subject to any charter or corporate restriction, that a default or event of default thereunder would have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of Borrower, or a material adverse effect on the ability of Borrower to carry out its obligations under the Loan Documents to which it is a party. Except as set forth on Schedule 3.1(j) hereto, to the knowledge of Borrower, Borrower is not in default in any respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party, including but not limited to this Agreement and the other Loan

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Documents, and no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a material default or event of default under any of same, except such default or event of default that, individually or in the aggregate, would not have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted.

                  (k) Compliance With Law. To the knowledge of Borrower, Borrower has obtained all material licenses, permits and approvals and authorizations necessary or required in order to conduct its business and affairs as heretofore conducted and as hereafter intended to be conducted. To the knowledge of Borrower, Borrower is in compliance with all laws, regulations, decrees and orders applicable to it (including but not limited to laws, regulations, decrees and orders relating to environmental, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except to the extent that any noncompliance, individually or in the aggregate, would not have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted and would not materially adversely affect Borrower's ability to perform its obligations under the Loan Documents.

                  (l) Debt. Schedule 3.1(l) is an accurate list of all credit agreements, indentures, purchase agreements (excluding purchase agreements entered into in the ordinary course of business that, individually do not exceed $50,000, and in the aggregate do not exceed the sum of $200,000), promissory notes and other evidences of indebtedness, guaranties, capital leases (other than vehicle leases) and other instruments, agreements and arrangements presently in effect providing for or relating to extensions of credit that (iii) individually are in excess of $50,000 or (iv) are secured by any of the assets of Borrower (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of its properties is in any manner directly or contingently obligated and the maximum principal or face amounts of the credit in question that are outstanding at February 28, 2001 (or any later date specifically set forth, and which the amount outstanding may have been reduced since February 28, 2001) and that can be outstanding are correctly stated, and all liens of any nature given or agreed to be given as security therefor are accurately described or indicated in such
Schedule 3.1(l).

                  (m) Taxes. Except as set forth on Schedule 3.1(m) hereto, Borrower has filed or caused to be filed, or will duly and timely file, all tax returns that are required to be filed (except for returns that have been appropriately extended), and has paid, or will pay when due, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved in accordance with generally accepted accounting principles). Except as set forth on Schedule 3.1(m) hereto, no tax liens have been filed against Borrower or any of its property.

                  (n) Certain Transactions. Except as set forth on Schedule 3.1(n) hereto, Borrower is not indebted, directly or indirectly, to any of its shareholders, officers or directors or to their respective spouses or children, in any amount whatsoever, and none of said shareholders, officers or directors or any members of their immediate families, are indebted to Borrower, or to the knowledge of Borrower, have any direct or indirect ownership interest in any firm or corporation with which Borrower has a business relationship, or any firm or corporation which competes with Borrower, except that shareholders, officers and/or directors of Borrower may own no more than 4.9% of outstanding stock of publicly traded companies which may compete with Borrower. No shareholder, officer or director or any member of their immediate families, is, directly or indirectly, interested in any material contract with Borrower. Except as set forth on Schedule 3.1(n) hereto and other than what is contemplated in this Agreement, Borrower is not a guarantor or indemnitor of any indebtedness of any other person, firm, corporation or other legal entity.

                  (o) Small Business Concern. Borrower, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations,
Section 121.103), is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder. The information set forth in the Small Business Administration Forms 480, 652 and Parts A and B of Form 1031 regarding Borrower upon delivery, pursuant to Section 4.1 hereof, will be accurate and complete. Borrower does not presently engage in, and during the term of this Agreement it will not hereafter engage in, any activities, and Borrower will not use directly or indirectly, the proceeds from the Loan, for any purpose for which a Small Business Investment Company is prohibited from providing funds by the Small Business Investment Act and the regulations thereunder, including Title 13, Code of Federal Regulations
Section 107.720.

                  (p) Statements Not False or Misleading. No representation or warranty given as of the date hereof by Borrower contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished by Borrower to Lenders pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

                  (q) Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

                  (r) Significant Contracts. Schedule 3.1(r) is an accurate list of all contracts, agreements and other documents pursuant to which Borrower receives revenues in excess of $100,000 per fiscal year or has committed to make expenditures in excess of $100,000 per fiscal year. Each such contract, agreement and other document is in full force and effect in accordance with their terms as of the date hereof except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights generally, and Borrower has no knowledge of any reason why such contracts, agreements and other documents would not remain in full force and effect pursuant to the terms thereof.

                  (s) Environment. To the knowledge of Borrower, Borrower has materially complied with, and its business, operations, material assets, equipment, property, leaseholds or other facilities are in material compliance with, the provisions of all applicable federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, except such non-compliance which, individually or in the aggregate, would not have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted. Borrower has been issued and will use its best efforts to maintain all required federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions;
(ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (which shall include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (vi) other environmental, health or safety matters. Borrower has not received written notice of an alleged violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. To the knowledge of Borrower, except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release or discharge into or upon (i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises. To the knowledge of Borrower, there has been no written complaint, order, directive, claim, citation or notice by any governmental authority with respect to (i) air emissions; (ii) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or waste; or (vi) other environmental, health or safety matters which, individually or in the aggregate, would have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted. To the knowledge of Borrower, Borrower does not have any indebtedness, obligation or liability (absolute or contingent, matured or not matured), with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law or statute regarding such storage, treatment, cleanup or disposal).

                  (t) Fees/Commissions. Borrower has not agreed to pay any finder's fee, commission, origination fee (except for the processing and commitment fees due pursuant to Section 1.2 hereof) or other fee or charge to any person or entity with respect to the Loan and investment transactions contemplated hereunder.

                  (u) ERISA. Borrower has operated and administered each Plan (as defined below) in compliance in all material respects with all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended ("Code"). To the knowledge of Borrower, there have been no "prohibited transactions" (as described in Section 406 of ERISA or section 4975 of the Code) with respect to any Plan. To the knowledge of Borrower, no breach of fiduciary duty has occurred with respect to any Plan. Each Plan that is intended to be a tax-qualified plan within the meaning of Section 401(a) of the Code is in compliance in material respects with the applicable requirements of the Code. With respect to any Title IV Plan (as defined below), to the knowledge of Borrower, neither Borrower nor any ERISA Affiliate (as defined below) has incurred a reportable event with respect to any Title IV Plan; no notice of intent to terminate a Title IV Plan has been filed nor has any Title IV Plan been terminated; no circumstances exist which constitute grounds for the Pension Benefit Guaranty Corporation ("PBGC") to institute proceedings to terminate a Title IV Plan nor has the PBGC instituted any such proceedings; Borrower and each ERISA Affiliate have met all minimum funding requirements for the Title IV Plan and the assets of such plan are not less than the present value of all benefits accrued under such plan as of the most recent valuation date determined on a termination basis under Title IV of ERISA. Except as set forth on Schedule 3.1(u), neither Borrower nor any ERISA Affiliate has completely or partially withdrawn from a multiemployer plan (as defined in ERISA) nor do they have any withdrawal liability with respect to such multiemployer plans. Borrower does not have any liability for post-employment healthcare or life insurance benefits, except for the continuation coverage mandated by Section 4980B of the Code. For purposes of this Agreement (v) "Plan" means any employee benefit plan as defined in Section 3(3) of ERISA; (vi) "Title IV Plan" means any employee pension benefit plan subject to the provisions of Title IV of ERISA; and (vii) "ERISA Affiliate" means any person or entity that was or is required to be treated as a single employer with Borrower under Section 414 of the Code. Borrower does not currently have a Plan or Title IV Plan in effect.

                  (v) Title to Properties. Except as set forth on Schedule 3.1(v) hereto, Borrower has good, indefeasible and insurable title to, or valid leasehold interests in, all its real properties and good title to its other assets, free and clear of all liens other than Permitted Liens (as defined in Section 4.15 hereof).

                  (w) Limited Offering of Note and Warrant. Neither Borrower nor anyone acting on its behalf has offered the Notes or the Warrants for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof, with, any person other than Lenders and not more than 35 other institutional investors. Neither Borrower nor anyone acting on its behalf has taken, or will take, any action which would subject the issuance or sale of the Notes and Warrants to Section 5 of the Securities Act of 1933, as amended, or the registration or qualification provisions of the blue sky laws of any state.

                  (x) Registration Rights. Except as set forth on Schedule 3.1(x) hereto and as described in the Investors' Rights Agreement of even date herewith by and among Parent, Lender and certain shareholders of Parent, Borrower is not under any obligation to register under the Securities Act of 1933, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

                  (y) Employees. Borrower has no significant labor problems or disputes that have resulted in or Borrower reasonably believes could be expected to have, a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted. To the knowledge of Borrower, Borrower is in compliance in all material respects with all applicable laws respecting employment, employment practices, wages and hours, payment for vacation and overtime, and immigration matters, except such noncompliance that would not, individually or in the aggregate, have a material adverse effect on Borrower's financial condition or its ability to conduct its business in the manner now conducted.

                  (z) Issuance Taxes. All taxes imposed on Borrower in connection with the issuance, sale and delivery of the Notes, the Warrants and the capital stock issuable upon exercise of the Warrants have been or will be fully paid.

                  (aa) Solvency. As of the date hereof and giving effect to the making of the Loan, Borrower (i) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (ii) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (iii) does not plan to incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

                  (ab) Location of Properties, Names, Places of Business. Except as set forth in Schedule 3.1(ab)(i) hereto, Borrower is the lawful owner and holder of the Collateral and has the full authority to grant a security interest in the Collateral hereunder free and clear of any lien, charge, encumbrance or security interest whatsoever, except for the Permitted Liens (as defined in Section 4.15 hereof). The only jurisdictions in which Borrower maintains any tangible personal property or carries on business are as listed in Schedule 3.1(ab)(ii) hereto. All billings for the supply of goods and services by Borrower are made from, and require payment to be made to, the chief executive office of the Borrower. To the knowledge of Borrower, and except as set forth on
Schedule 3.1(ab)(iii) Borrower has not, during the five years preceding the date of this Agreement, been known as or used any other corporate, trade or fictitious name, nor acquired all or substantially all of the assets, capital stock or operating units of any person. Borrower has not, during the five years preceding the date of this Agreement, had a business location at any address other than addresses set forth on Schedule 3.1(ab)(ii).

                  (ac) Interrelatedness of Borrowers. The business operations of each Borrower are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities and transactions. The proceeds of the Loan will directly or indirectly benefit each Borrower hereunder, severally and jointly, regardless of which Borrower requests or receives part or all of the proceeds of such advances.

         3.2 FACTS KNOWN. Whenever a representation or warranty is made herein by Borrower as being to "the knowledge of" or "known" or otherwise to that effect, it is understood and agreed by the parties hereto that such term shall mean and refer to the actual knowledge of the officers of Borrowers as of the date hereof or that which they reasonably should have known.


                                    ARTICLE 4
                            COVENANTS AND AGREEMENTS

         Each Borrower covenants and agrees that during the term of this
Agreement:

         4.1 PAYMENT OF OBLIGATIONS. Borrower shall pay the indebtedness evidenced by the Notes according to the terms thereof, and shall timely pay or perform, as the case may be, all of the other obligations of Borrower to Lenders, direct or contingent, however evidenced or denominated, and however and whenever incurred, including but not limited to indebtedness incurred pursuant to any present or future commitment of Lenders to Borrower, together with interest thereon, and any extensions, modifications, consolidations and/or renewals thereof and any notes given in payment thereof.

         4.2 FINANCIAL STATEMENTS AND REPORTS. Parent shall furnish to Lender
(a) as soon as practicable and in any event within one hundred twenty (120) days after the end of Parent's fiscal year, an audited consolidated and consolidating balance sheet of Borrowers as of the close of such fiscal year, an audited consolidated and consolidating statement of operations of Borrowers as of the close of such fiscal year and an audited consolidated and consolidating statement of cash flows for Borrowers for such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and accompanied by an unqualified audit report prepared by an independent certified public accountant mutually acceptable to Borrower and Lender showing the financial condition of Borrowers at the close of such fiscal year and the results of its operations during such fiscal year and accompanied by a certificate of the President of Parent, stating that to the best of the knowledge of such officer, such Borrower has kept, observed, performed and fulfilled each covenant, term and condition of this Agreement and the other Loan Documents during the preceding fiscal year and that no Event of Default has occurred and is continuing (or if an Event of Default has occurred and is continuing, specifying the nature of same, the period of existence of same and the action such Borrowers propose to take in connection therewith), (b) within thirty (30) days of the end of each calendar month, a status report indicating the financial performance of each Borrower during such month and the financial position of each Borrower as of the end of such month, (c) within thirty (30) days of the end of each quarter, a consolidated and consolidating balance sheet of Borrowers as of the close of such quarter and a consolidated and consolidating statement of operations of Borrowers as of the close of such quarter, all in reasonable detail, and prepared substantially in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes and subject to year-end adjustments), (d) within fifteen
(15) days, copies of any other financial reports delivered to any third parties, and (e) with reasonable promptness, such other financial data, including without limitation, accounts receivable agings, as Lender may reasonably request. Without Lender's prior written consent, no Borrower shall modify or change any accounting policies or procedures, including such Borrower's fiscal year, in effect on the date hereof.

         4.3 MAINTENANCE OF BOOKS AND RECORDS; INSPECTION. Borrower shall maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied, and after reasonable notice from Lenders, permit Lenders, their officers and employees and any professionals designated by Lenders in writing, at Borrower's expense, to visit and inspect any of its properties, corporate books and financial records, and to discuss its accounts, affairs and finances with Borrower or the principal officers of Borrower during reasonable business hours, all at such times as Lenders may reasonably request; provided that no such inspection shall materially interfere with the conduct of Borrower's business.

         4.4 INSURANCE. Borrower shall maintain and deliver evidence to Lender of such insurance as is reasonably required by Lender, written by insurers, in amounts and with lender's loss payable, mortgagee, additional insured and other endorsements reasonably satisfactory to Lender. All premiums with respect to such insurance shall be paid by Borrower as and when due. Upon the written request of Lender, accurate and complete copies of such policies shall be delivered by Borrower to Lender. If Borrower fails to comply with this Section 4.4, Lender may (but shall not be required to) procure such insurance and endorsements insuring the Collateral, after deducting all costs and expenses (including attorney's fees) of collection, shall be applied, at Lender's option, toward either (a) replacing or restoring the subject Collateral, in a manner and on terms satisfactory to Lender, or (b) payment of the Obligations. Any proceeds applied to the payment of the Obligations shall be applied in such manner as Lender may elect in its sole discretion. In no event shall such application relieve Borrowers from payment in full of all installments of principal and interest under the Note. Until the Obligations have been fully satisfied and any obligations of Lender to make further advances hereunder has terminated, Lender's security interest in the Collateral shall continue in full force and effect.

         4.5 TAXES AND ASSESSMENTS. Borrower shall (a) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (c) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that Borrower in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (b) and (c) so long as appropriate reserves in accordance with generally accepted accounting principles are maintained with respect thereto.

         4.6 CORPORATE EXISTENCE. Borrower shall maintain its corporate existence and good standing in the state of its incorporation, and its qualification and good standing as a foreign corporation in each jurisdiction in which such qualification is necessary pursuant to applicable law.

         4.7 COMPLIANCE WITH LAW AND OTHER AGREEMENTS. Except where the failure to do so would not materially adversely affect Borrower's operations, properties, financial condition or its ability to fulfill its obligations under the Loan Documents, Borrower shall maintain its business operations and property owned or used in connection therewith in compliance with (a) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (b) all agreements, licenses, franchises, indentures and mortgages to which Borrower is a party or by which Borrower or any of its properties is bound. Without limiting the foregoing, Borrower shall pay all of its indebtedness promptly in accordance with the terms thereof.

         4.8 NOTICE OF DEFAULT; PERCEIVED BREACH; CORRESPONDENCE WITH OTHER LENDERS. Borrower shall give written notice to Lender of the occurrence of any default, event of default or Event of Default under this Agreement or any other Loan Document promptly after the occurrence thereof and when known by Borrower. Borrower agrees to give Lender prompt written notice of any action or inaction by or on behalf of Lender in connection with this Agreement or the Obligations that Borrower believes may be actionable by Borrower against Lender or a defense to payment of any or all Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Borrower agrees to give Lender a copy of all written correspondence concerning an actual or potential default or event of default under any agreements between Borrower and any other lender within ten (10) days of Borrower's receipt thereof.

         4.9 NOTICE OF LITIGATION. Borrower shall give notice, in writing, to Lenders of (a) any actions, suits or proceedings, instituted by any persons whomsoever against Borrower or affecting any of the assets of Borrower wherein the amount at issue is in excess of $100,000 and (b) any significant dispute, not resolved within 120 days of the commencement thereof, between Borrower on the one hand and any governmental regulatory body on the other hand, which dispute would materially interfere with the normal operations of Borrower.

         4.10 CONDUCT OF BUSINESS; NAME AND LOCATION OF BUSINESS. Borrower will continue to engage in a business of the same general type and manner as conducted by it on the date of this Agreement. Without 10 days' prior written notice to Lenders, no Borrower shall change its name or location of doing business. In the event Borrower makes a change of its name or location of doing business, Borrower shall promptly execute any and all financing statements and amendments or continuations thereof and any other documents that Lenders may reasonably request to evidence, continue, and/or perfect any security interest in or pledge of Collateral securing the Loan.

         4.11 TITLE IV PLAN. If Borrower has in effect, or hereafter institutes, a Title IV Plan, then the following covenants shall be applicable during such period as to any such Title IV Plan that shall be in effect: (a) Borrower hereby covenants that throughout the existence of the Title IV Plan, Borrower's contributions under the Title IV Plan will meet the minimum funding standards required by ERISA and Borrower will not institute a distress termination of the Title IV Plan; and (b) Borrower covenants that it will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with respect to the Title IV Plan with the Labor Department or the Pension Benefit Guaranty Corporation, at the time that such notice is so filed.

         4.12 DIVIDENDS, DISTRIBUTIONS, STOCK RIGHTS, ETC. Without the prior written consent of the Majority Lenders (which shall not be unreasonably withheld), Borrower shall not declare or pay any dividend of any kind (other than stock dividends payable to all holders of any class of capital stock), in cash or in property, on any class of the capital stock of Borrower, or except as described in Schedule 4.12 hereto, purchase, redeem, retire or otherwise acquire for value any shares of such stock, nor make any distribution of any kind in cash or property in respect thereof, nor make any return of capital of shareholders, nor make any payments in cash or property in respect of any stock options, stock bonus or similar plan, nor grant any preemptive rights with respect to the capital stock of Borrower.

         4.13 GUARANTIES; LOANS; PAYMENT OF DEBT. Without prior written consent of the Majority Lenders (which shall not be unreasonably withheld), Borrower shall not guarantee nor be liable in any manner, whether directly or indirectly, or become contingently liable after the date of this Agreement in connection with the obligations or indebtedness of any person or entity whatsoever, except for the endorsement of negotiable instruments payable to Borrower for deposit or collection in the ordinary course of business. Without the prior written consent of the Majority Lenders, Borrower shall not (a) make any loan, advance or extension of credit to any person, other than another Borrower, other than in the normal course of its business, or (b) make any payment on any indebtedness that is expressly subordinate to the Loan pursuant to a written agreement.

         4.14 DEBT. Without the prior written consent of the Majority Lenders, Borrower shall not create, incur, assume or suffer to exist indebtedness of any description whatsoever, excluding:

                  (a) the indebtedness evidenced by the Notes;

                  (b) the endorsement of negotiable instruments payable to Borrower for deposit or collection in the ordinary course of business;

                  (c) trade payables incurred in the ordinary course of business (each of which, individually, does not exceed $100,000);

                  (d) the indebtedness listed on Schedule 3.1(l) hereto; and

                  (e) indebtedness between Borrowers.

         4.15 NO LIENS. Without the prior written consent of the Majority Lenders (which shall not be unreasonably withheld), Borrower shall not create, incur, assume or suffer to exist any lien, security interest, security title, mortgage, deed of trust or other encumbrance upon or with respect to any of its assets, now owned or hereafter acquired, except the following permitted liens (the "Permitted Liens"):

                  (a) liens in favor of Agent and/or Lenders relating to the Obligations;

                  (b) liens for taxes or assessments or other governmental charges or levies if not yet due and payable;

                  (c) liens on leased equipment granted in connection with the leasing of such equipment in favor of the lessor of such equipment;

                  (d) liens described on Schedule 3.1(l) hereto;

                  (e) indebtedness between Borrower or Subsidiaries; and

                  (f) statutory bankers and offset rights at banks where Borrower maintains funds.

         4.16 MERGERS, CONSOLIDATIONS, ACQUISITIONS AND SALES. Without the prior written consent of the Majority Lenders (which shall not be unreasonably withheld), Borrower shall not (a) be a party to any merger, consolidation or corporate reorganization, nor (b) purchase or otherwise acquire all or substantially all of the assets or stock of, or any partnership or joint venture, limited liability company or other equity interest in, any other person, firm or entity, nor (c) sell, transfer, convey, or lease all or any substantial part of its assets, nor (d) create any Subsidiaries nor convey any of its assets to any Subsidiary; provided, however, that Borrower may, without the prior written consent of the Majority Lenders, purchase or otherwise acquire substantially all of the assets of any partnership or joint venture, limited liability company or other person, firm or entity pursuant to a transaction in which the consideration paid by Borrower does not exceed $500,000 provided that Borrower gives Agent prior written notice of such transaction.

         4.17 TRANSACTIONS WITH AFFILIATES. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with a person not an affiliate. For the purposes of this Section 4.17, "affiliate" shall mean a person, corporation, partnership or other entity controlling, controlled by or under common control with Borrower.

         4.18 EMPLOYMENT CONTRACTS. Without the prior written consent of the Majority Lenders (which shall not be unreasonably withheld), Borrower shall not
(a) enter into any employment agreement or other written compensation agreement that have a term of greater than one year with any of Borrower's executive officers or (b) increase total compensation paid to the executive officers of Borrower by more than 10% per year.

         4.19 ENVIRONMENT. Borrower shall be and remain in material compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify each Lender immediately of any notice of a hazardous discharge or environmental claim received from any governmental agency or any other party; notify each Lender immediately of any hazardous discharge from or affecting its premises, except as otherwise authorized by any provision of federal, state or local environmental, health or safety law or ordinances and all rules and regulations, licenses, or permits or authorizations issued thereunder; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit any Lender (during normal business hours and in a manner that will not unreasonably interfere with the business of Borrower) to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at such Lender's request, and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to such Lender, and such other and further assurances reasonably satisfactory to such Lender that the condition has been corrected.

         4.20 ADDITIONAL AGREEMENTS WITH RESPECT TO THE COLLATERAL.

                  (a) Except as described in Schedule 4.20(a) hereto, Borrower will not permit any of the Collateral to be removed from the location specified herein, except for temporary periods in the normal and customary use thereof, without the prior written consent of the Majority Lenders.

                  (b) Borrower will keep the Collateral in good condition and repair and will pay and discharge all taxes, levies and other impositions levied thereon as well as the cost of repairs to or maintenance of same, and will not permit anything to be done that may impair the value of any of the Collateral. If Borrower fails to pay such sums, Agent or Lenders may do so for Borrower's account and add the amount thereof to the Obligations.

                  (c) Until the occurrence of an Event of Default and the Obligations are accelerated, Borrower shall be entitled to possession of the Collateral and to use the same in any lawful manner, provided that such use does not cause excessive wear and tear to the Collateral, cause it to decline in value at an excessive rate, or violate the terms of any policy of insurance thereon.

                  (d) Borrower will not after the date hereof allow the Collateral to be attached to real estate in such manner as to become a fixture or a part of any real estate.

                  (e) Borrower will not sell, exchange, lease or otherwise dispose of any of the Collateral or any interest therein, except in the ordinary course of business, without the prior written consent of the Majority Lenders. Notwithstanding the foregoing, so long as an Event of Default has not occurred, Borrower shall have the right to process and sell Borrower's inventory in the regular course of business. The security interest granted hereunder shall attach to all proceeds of all sales or other dispositions of the Collateral. If at any time any such proceeds shall be represented by any instruments, chattel paper or documents of title, then such instruments, chattel paper or documents of title shall be promptly delivered to Agent and subject to the security interest granted hereby. If at any time any of Borrower's inventory is represented by any document of title, such document of title will be delivered promptly to Agent and subject to the security interest granted hereby.

                  (f) Borrower will at all times keep the Collateral insured against all insurable hazards in amounts equal to the full cash value of the Collateral. Such insurance shall be in such companies as may be reasonably acceptable to the Majority Lenders, with provisions satisfactory to the Majority Lenders. At Agent's request, Borrower shall deposit the policies with Agent. Any money received by Agent or Lenders under said policies shall be turned over to Borrower and applied to the replacement of the Collateral, except that, in the event an Event of Default exists, money received by Agent or Lender may be applied to the payment of the Obligations. Borrower assigns to Agent for the ratable benefit of Agent and Lenders all right to receive proceeds of insurance not exceeding the amounts secured hereby, directs any insurer to pay all proceeds directly to Agent, and appoints Agent Borrower's attorney-in-fact to endorse any draft or check made payable to Borrower in order to collect the benefits of such insurance. If Borrower fails to keep the Collateral insured as required by the Majority Lenders, the Majority Lenders shall have the right to obtain such insurance or direct Agent to obtain such insurance at Borrower's expense and add the cost thereof to the Obligations.

         4.21 POWER OF ATTORNEY. Upon the request of Agent, Borrower shall execute any and all financing statements and other documents which are deemed by Agent from time to time to be necessary or desirable in perfecting the security interests granted herein or otherwise effectuating the transactions contemplated herein. Borrower hereby constitutes Agent or its designee, as Borrower's attorney-in-fact with power, upon the occurrence and during the continuance of an Event of Default, to endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders, or other evidences of payment or Collateral that may come into either its or the Lenders' possession; to sign the name of Borrower on any invoice or bill of lading relating to any of the accounts receivable, drafts against customers, assignments and verifications of accounts receivable and notices to customers; to send verifications of accounts receivable; to notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as the Agent may designate; to execute any of the documents in order to perfect and/or maintain the security interests and liens granted herein by Borrower to Agent or Lenders; to do all other acts and things necessary to carry out the purposes of and remedies provided under this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of commission or omission (other than acts of gross negligence or willful misconduct), nor for any error of judgment or mistake of fact or law. This power being coupled with an interest is irrevocable until all of the Obligations are paid in full and any and all promissory notes executed in connection therewith are terminated and satisfied.

         4.22 FINANCIAL COVENANT. Borrower shall comply with the financial covenant set forth on Schedule 4.22.

         4.23 MERGER OF SUBSIDIARY. Within 60 days from the date of this Agreement, Borrower shall have caused Electronic Commerce Network, Inc., a California corporation and wholly-owned subsidiary of Sub1, to merge into Sub1.


                                    ARTICLE 5
                              CONDITIONS TO CLOSING

         5.1 CLOSING OF THE LOAN. The obligation of HMP to fund its portion of the Loan on the date hereof (the "Closing Date") is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

                  (a) Borrowers shall have performed and complied in all material respects with all of the covenants, agreements, obligations and conditions required by this Agreement.

                  (b) Lenders shall have received an opinion of Parent's counsel, Waller Lansden Dortch & Davis, A Professional Limited Liability Company, dated the Closing Date, in form and substance satisfactory to Lender's counsel, Chambliss, Bahner & Stophel, P.C.

                  (c) Lenders shall have received an opinion of the Sub1's counsel, Brobeck, Phleger & Harrison, LLP, dated the Closing Date, in form and substance satisfactory to Lender's counsel, Chambliss, Bahner & Stophel, P.C.

                  (d) Borrowers shall have delivered to Lenders the Notes executed by Borrowers, in form and substance satisfactory to Lenders.

                  (e) Parent shall have delivered to HMP the HMP Warrant executed by Parent, in form and substance satisfactory to Lenders, and the related Warrant Valuation Letter executed by Parent.

                  (f) Borrowers shall have delivered to Lenders a Pledge and Security Agreement and related stock certificates, stock powers and voting proxies, executed by the applicable Borrowers, in form and substance satisfactory to Lenders.

                  (g) Borrowers shall have delivered to Lenders an Intellectual Property Security Agreement executed by Borrowers, in form and substance satisfactory to Lenders.

                  (h) Borrowers shall have delivered to Lenders a Consent to Encumbrance Agreement executed by Sub1 and Humboldt Bank, in form and substance satisfactory to Lenders.

                  (i) Borrowers shall have delivered to Lenders Authorization Agreements for Pre-Authorized Payments (Debit) executed by Borrowers, in form and substance satisfactory to Lenders.

                  (j) Borrowers shall have delivered to Lenders a Consent Agreement executed by Bank of America, N.A. ("Senior Lender") and Borrowers, in form and substance satisfactory to Lenders.

                  (k) Parent shall have delivered to Lender the Small Business Administration Forms 480, 652 and 1031 (Parts A and B) completed by Parent.

                  (l) Parent shall have delivered to Lender an Economic Impact Assessment completed by Parent, in form and substance satisfactory to Lender.

                  (m) Borrowers shall have delivered to Lenders copies of the corporate charter and other publicly filed organizational documents each Borrower, certified by the Secretary of State or other appropriate public official in the jurisdiction in which each Borrower is incorporated.

                  (n) Borrowers shall have delivered to Lenders certified (as of the date of this Agreement) copies of all corporate action taken by each Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of the Loan Documents and the issuance of the Warrants.

                  (o) Borrowers shall have delivered to Lenders a certificate as to the legal existence and good standing of each Borrower, issued by the Secretary of State or other appropriate public official in the jurisdiction in which each Borrower is incorporated.

                  (p) Borrowers shall have delivered to Lenders certificates of the Secretaries of State or other appropriate public officials as to each Borrower's qualification to do business and good standing in each jurisdiction in which a failure to be so qualified would have a material adverse effect on its financial condition or its ability to conduct its business in the manner now conducted and as hereafter intended to be conducted.

                  (q) Borrowers shall have entered into a senior line of credit facility on terms reasonably acceptable to Lenders in a principal amount of at least $3,000,000 of which at least $1,000,000 will be available for funding immediately following the closing of the Loan.

                  (r) The promissory notes owed by Borrowers to First Avenue Partners, L.P. ("1st Avenue Partners") and Stream Family Limited Partnership, as reflected on Schedule 3.1(1) shall be converted to common stock of Sub1 and exchanged for preferred stock in the Parent on terms and conditions reasonably acceptable to Lenders.

                  (s) Parent shall have received new equity contributions (excluding those set forth in subsection 5.1(r) above) of at least $2,750,000.00 on terms and conditions reasonably acceptable to Lenders.

                  (t) Parent shall have entered into an employment agreement with Gregory S. Daily ("Daily") on terms and conditions reasonably acceptable to the Company, Daily and Lender.

                  (u) Parent shall have delivered to Lender an Investors' Rights Agreement executed by Parent and 1st Avenue Partners on terms and conditions reasonably acceptable to Lenders.

                  (v) Parent shall have delivered to Lenders a Right of First Refusal and Co-Sale Agreement executed by Parent, 1st Avenue Partners and certain shareholders of Parent, on terms and conditions reasonably acceptable to Lenders.

                  (w) Parent shall have delivered to Lenders a Voting Agreement executed by Parent, 1st Avenue Partners and certain shareholders of Parent, on terms and conditions reasonably acceptable to Lender.

                  (x) Borrowers shall have delivered to Lenders an Intercreditor Agreement executed by Charles D. Aalfs and Borrowers, on terms and conditions reasonably acceptable to Lenders.

                  (y) Parent shall have acquired at least 80% of the capital stock of Sub1 through an exchange of stock pursuant to documents reasonably acceptable to Lenders.

                  (z) Lenders shall have received such other approvals and documents as Lenders may reasonably request.

         5.2 SUBSEQUENT ADVANCES. The obligation of Petra to fund the Petra Advance on the date of such Petra Advance is subject to the fulfillment, on or prior to such date, of each of the following conditions:

                  (a) Borrowers shall have given Petra three business days' prior written notice of the request for the disbursement of the Petra Advance;

                  (b) Prior funding of HMP Advance;

                  (c) Prior satisfaction of all of the conditions of Section 5.1 by Borrowers;

                  (d) An Event of Default (as herein defined) shall not have occurred and be continuing.

                  (e) Parent shall have delivered a Closing Certificate (in a form acceptable to Lenders), executed by Parent.

                  (f) Parent shall have delivered to Petra the Petra Warrant executed by Parent, in form and substance satisfactory to Lenders, and the related Warrant Valuation Letter executed by Parent.

                  (g) One of the Borrowers shall have completed the acquisition of substantially all of the assets of FNPI or the acquisition of such other company or companies acceptable to Petra on terms and conditions reasonably acceptable to Petra.

                  (h) Borrowers shall have delivered to Lenders a Subordination Agreement executed by FNPI and Borrowers, in form and substance satisfactory to Lenders.

                  (i) Lenders shall have received an opinion of the Sub2's counsel dated the date of the Petra Advance, in form and substance satisfactory to Lender's counsel, Chambliss, Bahner & Stophel, P.C.

                  (j) Petra shall have received an opinion of Parent's counsel, Waller Lansden Dortch & Davis, A Professional Limited Liability Company, regarding the Petra Warrant, dated the date of the Petra Advance, in form and substance satisfactory to Petra's counsel, Chambliss, Bahner & Stophel, P.C.

                  (k) Petra shall have received such other approvals and documents as Petra may reasonably request.


                                    ARTICLE 6
                              DEFAULT AND REMEDIES

         6.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default hereunder:

                  (a) Default in the payment of the principal of or interest on the indebtedness evidenced by the Notes in accordance with the terms of the Notes, which default is not cured within five days;

                  (b) Any misrepresentation by any Borrower or any Affiliate as to any material matter hereunder or under any of the other Loan Documents, or delivery by any Borrower of any schedule, statement, resolution, report, certificate, notice or writing to Lenders that is untrue in any material respect on the date as of which the facts set forth therein are stated or certified;

                  (c) Failure of any Borrower or any Affiliate to perform, in any material respect, any of its obligations, covenants or agreements under this Agreement, the Notes or any of the other Loan Documents;

                  (d) Any Borrower (i) shall generally not pay or shall be unable to pay its debts as such debts become due, or (ii) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or (iv) shall have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within 60 days, or (v) shall indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more;

                  (e) Without the prior written consent of the Majority Lenders, any Borrower shall be liquidated, dissolved, partitioned or terminated, or the charter thereof shall expire or be revoked;

                  (f) A default or event of default shall occur under any of the other Loan Documents and, if subject to a cure right, such default or event of default shall not be cured within the applicable cure period;

                  (g) Any Borrower shall default in the timely payment or performance of any obligation now or hereafter owed to Lenders in connection with any other indebtedness of such Borrower now or hereafter owed to Lenders and, if subject to a cure right, such default or event of default shall not be cured within the applicable cure period;

                  (h) Any Borrower shall have defaulted and continue to be in default in the timely payment of or performance of any covenant relating to any other indebtedness or obligation, which in the aggregate exceeds $100,000.00 or materially adversely affects Borrower's operations, properties or financial condition, including the indebtedness owed to Senior Lender;

                  (i) Daily shall no longer be significantly involved with the executive staff or management of any Borrower, or

                  (j) If any materially adverse change in the business, operations, property or condition (financial or otherwise) for any Borrower shall occur or the occurrence of any other condition which, in Majority Lenders' reasonable determination, materially adversely affects any Borrower's operations, properties, financial condition or ability to perform its obligations under the Loan Documents.

         With respect to any Event of Default described above that is capable of being cured and that does not already provide its own cure procedure (a "Curable Default"), the occurrence of such Curable Default shall not constitute an Event of Default hereunder if such Curable Default is fully cured and/or corrected within 30 days (10 days, if such Curable Default may be cured by payment of a sum of money) of notice thereof to Borrowers given in accordance with the provisions hereof.

         6.2      ACCELERATION OF MATURITY; REMEDIES.

                  (a) Upon the occurrence of any Event of Default described in subsection 6.1(d), the indebtedness evidenced by the Notes as well as any and all other indebtedness of Borrowers to Lenders shall be immediately due and payable in full; and upon the occurrence of any other Event of Default described above, Agent, upon the direction or consent of the Majority Lenders, at any time thereafter may accelerate the maturity of the indebtedness evidenced by the Notes as well as any and all other indebtedness of Borrowers to Lenders; all without notice of any kind. Upon the occurrence of any such Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Notes, and upon written direction of the Majority Lenders, Agent may pursue any or all of the following remedies, without any notice to any Borrower except as required below:

                           (i) Agent may give written notice of default to Borrowers, following which Borrowers shall not dispose of, conceal, transfer, sell or encumber any of the Collateral (including, but not limited to, cash proceeds) without the Majority Lenders' prior written consent, even if such disposition is otherwise permitted hereunder in the ordinary course of business. Any such disposition, concealment, transfer or sale after the giving of such notice shall constitute a wrongful conversion of the Collateral. Agent may obtain a temporary restraining order or other equitable relief to enforce Borrowers' obligation to refrain from so impairing the Collateral.

                           (ii) Agent may take possession of any or all of the Collateral. Each Borrower hereby consents to Agent's entry into any premises of any Borrower to repossess Collateral.

                           (iii) Agent may dispose of the Collateral at private or public sale in accordance with applicable creditor's laws. Any required notice of sale shall be deemed commercially reasonable if given to Borrower at least five days prior to sale. Agent may adjourn any public or private sale to a different time or place without notice or publication of such adjournment, and may adjourn any sale either before or after offers are received. The Collateral may be sold in such lots as Agent may elect, in its sole discretion. Agent may take such action as it may deem necessary to repair, protect, or maintain the Collateral pending its disposition.

                           (iv) Agent may recover any of all proceeds of accounts from any bank or other custodian who may have possession thereof. Each Borrower hereby authorizes and directs all custodians assets of any Borrower to comply with any demand for payment made by Agent pursuant to this Agreement, without the need of confirmation from any Borrower and without making any inquiry as to the existence of an Event of Default or any other matter. Agent may engage a collection agent to collect accounts for a reasonable percentage commission or for any other reasonable compensation arrangement.

                           (v) Agent may notify any or all account debtors of any Borrower that subsequent payments must be made directly to Agent or its designated agent. Such notice may be made over Agent's signature or over such Borrower's name with no signature or both, in Agent's discretion. Each Borrower hereby authorizes and directs all existing or future account debtors of such Borrower to comply with any such notice given by Agent, without the need of confirmation from such Borrower and without making any inquiry as to the existence of an Event of Default or as to any other matter.

                           (vi) Agent may, but shall not be obligated to, take such measures as Agent may deem reasonably necessary in order to collect any or all of the accounts. Without limiting the foregoing, Agent may institute any administrative or judicial action that it may deem reasonably necessary in the course of collecting and enforcing any or all of the accounts. Any administrative or judicial action or other action taken by Agent in the course of collecting the accounts may be taken by Agent in its own name or in any Borrower's name. Agent may compromise any disputed claims and may otherwise enter into reasonable settlements with account debtors or obligors under the accounts, which compromises or settlements shall be binding upon each Borrower. Agent shall have no duty to pursue collection of any account, and may abandon efforts to collect any account after such efforts are initiated.

                           (vii) Agent may, with respect to any account involving uncompleted performance by any Borrower, and with respect to any general intangible or other Collateral whose value may be preserved by additional performance on any Borrower's part, take such action as Agent may deem reasonably appropriate including, but not limited, to performing or causing the performance of any obligation of any Borrower thereunder, the making of payments to prevent defaults thereunder, and the granting of adequate assurances to other parties thereto with respect to future performance. Agent's action with respect to any such accounts or general intangibles shall not render Agent liable for further performance thereunder unless Agent so agrees in writing or unless such action constitutes gross negligence or willful misconduct.

                           (viii) Agent and Lenders may exercise the lien upon and right of setoff against any monies, items, credits, deposits or instruments that Agent or Lenders may have in their possession and that belong to any Borrower or to any other person or entity liable for the payment of any or all of the Obligations.

                           (ix) Agent may exercise any right that it may have under any other document evidencing or securing the Obligations or otherwise available to Agent at law or equity.

                           (x) In exercising any right or remedy that Agent may have with respect to the Collateral, Agent shall act for the benefit of each of the Lenders. Upon any foreclosure sale or disposition of the Collateral, Agent shall be entitled to enter a bid that is for ratable credit upon each of the Notes. Agent shall not be required to enter a cash bid unless all of the Lenders have contributed a ratable portion of such cash to Agent. In the event that Agent acquires title to any of the Collateral, it shall do so on behalf of all of the Lenders.

                           (xi) All proceeds from the liquidation, foreclosure, repossession, or public or private sale of the Collateral, or enforcement of Agent's security interest in the

         Collateral, or Agent's exercise of any rights or remedies pursuant to this Section 6.2 or otherwise shall be, regardless of how each Lender may treat the payments for the purpose of its own accounting, for the purposes of computing Borrowers' Obligations hereunder and calculating distributions under this subsection (xi), applied first, to the costs and expenses incurred by Agent, acting as Agent, as set forth above, second, to the expenses of curing the default that has occurred in the event that Agent elects to cure the default that has occurred; third, to the ratable payment of accrued and unpaid interest on the Notes (in the same proportion that the then unpaid interest under each Note bears to the aggregate of the then unpaid interest under all of the Notes); fourth to the ratable payment of the unpaid principal of the Notes (in the same proportion that the then unpaid principal under each Note bears to the aggregate of the then unpaid principal under all of the Notes); fifth, to the payment of all other amounts then owing to Agent or Lenders under the Loan Documents; and sixth, the remainder, if any, to Borrowers or any other person legally entitled thereto. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or under applicable law. To the extent that any Lender receives any payment in excess of that which it is entitled to receive hereunder, it shall promptly repay such amount to Agent to be distributed to the party or parties entitled thereto.

                           (xii) No disbursements shall be made by the Agent pursuant to Section 6.2 unless and until the Agent has first determined (based upon written notices provided by each Lender) the ratio that the principal and interest evidenced by each Lender's Note bears to the aggregate of all principal and interest evidenced by all of the Notes. As used herein, the term "proceeds" of the Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, the Collateral.

                           (xiii) If the Agent is required at any time to return to any Borrower or to a trustee, receiver, liquidator, custodian or similar official any portion of any payment or distribution made by Agent to any of the Lenders pursuant to this Section 6.2 or otherwise, then such Lender(s) shall, upon demand, immediately return to Agent any such payments made or transferred to such Lender(s), but without interest or penalty (unless Agent is required to pay interest or penalty on such amounts to the person recovering such payments). If, however, any such Lender(s) shall fail to make such payment within 10 days of Agent's demand, then the amount of such payment shall bear interest at the prime rate of interest plus one percent.

         6.3 REMEDIES CUMULATIVE; NO WAIVER. No right, power or remedy conferred upon or reserved to Lenders and/or Agent by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Lenders or Agent to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this

Agreement and the other Loan Documents to Lenders may be exercised from time to time and as often as may be deemed expedient by Lenders or Agent.


                                    ARTICLE 7
                                AGENCY PROVISIONS

         7.1 AUTHORIZATION AND ACTION. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of Agent shall be mechanical and administrative in nature and Agent shall not by reason of this Agreement be a trustee or fiduciary for any Lender. Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of Agent's security interest in the Collateral), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

         7.2 LIABILITY OF AGENT. Neither the Agent nor any of its partners, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee, which notice must be in form satisfactory to Agent, (b) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement, (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Borrower, or to inspect the property (including the books and records) of Borrower, (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto, and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, monthly billing statement or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

         7.3 RIGHTS OF AGENT AS A LENDER. With respect to the Loan made by it and the Note issued to it, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" shall, unless otherwise expressly indicated, include Agent in its individual capacity. Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrowers and any person who may do business with or own securities of Borrowers, all as if Agent were not Agent and without any duty to account therefor to the Lenders.

         7.4 INDEPENDENT CREDIT AND COLLATERAL DECISIONS. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit and collateral analysis (including an analysis of the nature and value of the Collateral, the enforceability of Agent's security interest therein and the perfection of such security interest) and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrowers or any of their subsidiaries (or any of their affiliates) which may come into the possession of Agent or any of its affiliates. Agent makes no express or implied warranty concerning the value of the Collateral or the perfection or enforceability of its security interest therein. Except for the filing of continuation statements with respect to the UCC-1 Financing Statement(s) executed on the date hereof by Borrowers when required by applicable law, Agent shall have no duty to protect the Collateral or the security interest granted therein.

         7.5 INDEMNIFICATION. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), ratably according to the respective amounts of their portion of the Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any action taken or omitted by Agent under this Agreement, provided that no Lender shall be liable for any portion of any of the foregoing resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent (to the extent not reimbursed by Borrowers) promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable attorneys' fees) incurred by Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement.

         7.6 SUCCESSOR AGENT. Agent may resign at any time by giving at least 60 days prior notice thereof to Lenders and Borrowers and the Majority Lenders may remove Agent at any time, with or without cause. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. In the case of a retiring Agent, if no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Any Agent may be removed by a majority of the remaining Lenders in the event Agent is convicted of a crime, engages in any act of moral turpitude that has an adverse effect upon Borrowers or their business reputation, or fails to perform its duties as required by this Agreement.

         7.7 SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right or setoff, or otherwise) on account of the Note held by it in excess of its ratable share of payments on account of the Notes obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 7.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Each Lender shall give Agent written notice within five days of any payments or other recoveries described above.

         7.8 ENFORCEMENT BY AGENT. All rights of action under this Agreement, the Notes and the other Loan Documents shall be instituted, maintained, pursued and/or enforced by Agent. Any suit or proceeding instituted by Agent in furtherance of such enforcement shall be brought in Agent's name without the necessity of joining any of the other Lenders. In any event, the recovery of any judgment by Agent shall be for the ratable benefit of all Lenders, subject to the reimbursement of expenses and costs of Agent.

         7.9 ACTIONS. When acting pursuant to consent of the Majority Lenders, Agent shall provide notice of any such action to any Lenders whose consent was not sought within three business days after such action.


                                    ARTICLE 8
                                   TERMINATION

         8.1 TERMINATION OF THIS AGREEMENT. This Agreement shall remain in full force and effect until the payment in full by Borrowers of the Obligations, at which time Lenders shall cancel the Notes and deliver them to Parent and this Agreement shall be deemed immediately terminated and of no further force and effect; provided, however, that the indemnity provided in Section 9.15 shall survive the termination of this Agreement.

         8.2 TERMINATION OF PETRA RIGHTS. Notwithstanding anything in this Agreement to the contrary, if the Petra Advance shall not occur within 90 days from the date of this

Agreement, all rights and obligations of Petra under this Agreement shall terminate, and all rights and obligations of Borrower to Petra under this Agreement shall terminate and, as between Borrower and Petra, this Agreement shall be of no further force or effect.


                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 PERFORMANCE BY AGENT. If any Borrower shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, which default is not cured within the applicable cure period, then Agent may, at the option of the Majority Lenders, pay, perform or observe the same, and all payments made or costs or expenses incurred by Lenders and/or Agent in connection therewith (including but not limited to reasonable attorneys' fees), with interest thereon at the highest default rate provided in the Notes, shall be immediately repaid to Lenders and/or Agent by Borrowers and shall constitute a part of the Obligations. The Majority Lenders shall be the sole judge of the necessity for any such actions and of the amounts to be paid.

         9.2 SUCCESSORS AND ASSIGNS INCLUDED IN PARTIES. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and permitted assigns of such parties shall be included in such name or reference, and all covenants and agreements contained in this Agreement by or on behalf of Borrowers or by or on behalf of Lenders or Agent shall bind and inure to the benefit of their respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

         9.3 COSTS AND EXPENSES. Borrowers agree to pay all reasonable costs and expenses actually incurred by any Lender in connection with the making of the Loan, including but not limited to filing fees, recording taxes and reasonable attorneys' fees (which attorneys' fees shall not exceed $65,000 in connection with the closing and funding of the HMP Advance), promptly upon demand of such Lender. Borrowers further agree to pay all premiums for insurance required to be maintained by any Borrower pursuant to the terms of the Loan Documents and all of the reasonable out-of-pocket costs and expenses actually incurred by any Lender and/or Agent in connection with the collection of the Loan, amendment to the Loan Documents, or prepayment of the Loan, including but not limited to reasonable attorneys' fees, promptly upon demand of such Lender and/or Agent. Borrowers will pay all costs of filing of financing, continuation and termination statements with respect to the security interests created hereby, and Lenders and/or Agent are authorized to do all things that they deem necessary to perfect and continue perfection of the security interests created hereby and to protect the Collateral.

         9.4 ASSIGNMENT. Upon delivery of prior written notice to Borrowers, the Notes, this Agreement and the other Loan Documents may be endorsed, assigned and/or transferred in whole or in part by Lenders only to an affiliate, general partner or limited partner of Lenders that is not in direct competition with the business of Borrowers and/or may be pledged as collateral in whole to any bank, financial institution or other creditor that provides any financings or credit facilities to either of the Lenders. Any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Lenders under all of the same to the extent transferred and assigned. No Borrower shall assign any of its rights nor delegate any of its duties hereunder or under any of the other Loan Documents without the prior written consent of the Majority Lenders.

         9.5 TIME OF THE ESSENCE. Time is of the essence with respect to each and every covenant, agreement and obligation of Borrowers hereunder and under all of the other Loan Documents.

         9.6 SEVERABILITY. If any provision(s) of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         9.7 INTEREST AND LOAN CHARGES NOT TO EXCEED MAXIMUM ALLOWED BY LAW. Anything in this Agreement, the Notes or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loan, acceleration of the maturity of the unpaid balance of the Loan or otherwise, shall the interest and other charges agreed to be paid to Lenders for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by any Borrower in respect of the indebtedness evidenced by the Notes shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lenders that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Notes and/or refunded to such Borrower so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Notes exceed the maximum amounts permitted from time to time by applicable law.

         9.8 ARTICLE AND SECTION HEADINGS; DEFINED TERMS. Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement. When used herein, the singular shall include the plural, and vice versa, and the use of any gender shall include all other genders, as appropriate.

         9.9 NOTICES. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery, telecopy or telex or two business days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this
Agreement:

         The address of Agent is:       Harbinger Mezzanine Partners, L.P.
                                        One Riverchase Parkway South
                                        Birmingham, Alabama 35244
                                        Attention:  Mr. David A. Boutwell
                                        Telecopy No.: 205/987-5599

         with a copy to:                Harbinger Mezzanine Partners, L.P.
                                        618 Church Street, Suite 500
                                        Nashville, Tennessee 37219
                                        Attention:  Mr. John C. Harrison
                                        Telecopy No.: 615/301-6401

                                        and

                                        Chambliss, Bahner & Stophel, P.C.
                                        1000 Tallan Building
                                        Two Union Square
                                        Chattanooga, Tennessee 37402
                                        Attention:  Mr. J. Patrick Murphy
                                        Telecopy No.: 423/265-9574

         The address of Borrowers is:   iPayment Holdings, Inc.
                                        iPayment Technologies, Inc.
                                        First Acquisition Company
                                        5353 Hillsboro Road
                                        Nashville, Tennessee 37215
                                        Attention:  Mr. Gregory S. Daily
                                        Telecopy No.:  615/254-1501

         with a copy to:                Waller Lansden Dortch & Davis, PLLC
                                        Nashville City Center
                                        511 Union Street, Suite 2100
                                        Post Office Box 198966
                                        Nashville, Tennessee 37219
                                        Attention:  Mr. Howard W. Herndon
                                        Telecopy No.:  615/244-6804

         The Address of Lenders:        As set forth on Exhibit A hereto

         9.10 ENTIRE AGREEMENT. This Agreement and the other written agreements between Borrowers, Agent and Lenders represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provision of this Agreement shall control. The execution and delivery of this Agreement and the other Loan Documents by Borrowers were not based upon any fact or material provided by Lenders, nor were Borrowers induced or influenced to enter into this Agreement or the other Loan Documents by any representation, statement, analysis or promise by Lenders.

         9.11 GOVERNING LAW AND AMENDMENTS. This Agreement shall be construed and enforced under the laws of the State of Tennessee applicable to contracts to be wholly performed in such State. No amendment, modification, termination or waiver of any provision of any Loan Document to which any Borrower is a party, nor consent to any departure by any Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders. It is understood, however, until there is an event of default by any Borrower, the terms of the Notes may only be modified by the unanimous written consent of Lenders.

         9.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any of the Loan Documents made by or furnished on behalf of Borrowers in connection herewith or in any Loan Documents shall survive for a period beginning upon the execution and delivery of this Agreement and the other Loan Documents and ending upon the payment in full by Borrower of the Obligations.

         9.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

         9.14 CONSTRUCTION AND INTERPRETATION. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that Borrowers, Lenders and their respective agents have participated in the preparation hereof.

         9.15 GENERAL INDEMNIFICATION. Each Borrower agrees to indemnify Lenders, Agent, their officers, directors, employees, partners and agents (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") and each of them and agrees to hold each of them harmless from and against any and all losses, liabilities, damages, costs, expenses and claims of any and every kind whatsoever (except those arising solely by reason of the gross negligence or willful misconduct of an Indemnified Party) which may be imposed on, incurred by, or asserted against the Indemnified Parties or any of them arising by reason of any action or inaction or omission to any act legally required of any Borrower (including as required pursuant hereto or pursuant to any other Loan Document); provided, however, that the indemnification provided for in this Section shall be limited in amount to the original Loan amount and shall be limited in time to a period of one year following the repayment in full of the Notes.

         9.16 STANDARD OF CARE; LIMITATION OF DAMAGES. Lenders shall be liable to Borrowers only for matters arising from this Agreement or otherwise related to the Obligations resulting from Lenders' gross negligence or willful misconduct, and liability for all other matters is hereby waived. Lenders shall not in any event be liable to any Borrower for special or consequential damages arising from this Agreement or otherwise related to the Obligations.

         9.17 CONSENT TO JURISDICTION; EXCLUSIVE VENUE. Each Borrower hereby irrevocably consents to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which Lenders may be a party and which concerns this Agreement or the Obligations. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless the Majority Lenders agree to the contrary in writing.

         9.18 Waiver of Trial by Jury. LENDERS AND BORROWERS HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                       AGENT:

                                       HARBINGER MEZZANINE PARTNERS, L.P.,
                                       a Delaware limited partnership

                                       By:   Harbinger Mezzanine GP, LLC, its
                                             General Partner

                                             By:  Harbinger Mezzanine Manager,
                                                  Inc., its Manager


                                             By: /s/ John Smith
                                                --------------------------------
                                             Title: Vice President
                                                   -----------------------------



                                       BORROWERS:

                                       iPAYMENT HOLDINGS, INC., a Tennessee
                                       corporation


                                       By: /s/ Carl Grimsted
                                          --------------------------------------
                                       Title: President
                                             -----------------------------------


                        [SIGNATURES CONTINUED NEXT PAGE]
                                       iPAYMENT TECHNOLOGIES, INC., a California corporation


                                       By: /s/ Carl Grimstad
                                          --------------------------------------
                                       Title: President
                                             -----------------------------------


                                       FIRST ACQUISITION COMPANY, a Nevada
                                       corporation


                                       By: /s/ Carl Grimstad
                                          --------------------------------------
                                       Title: President
                                             -----------------------------------


                                       LENDERS:

                                       HARBINGER MEZZANINE PARTNERS, L.P., a
                                       Delaware limited partnership

                                       By:   Harbinger Mezzanine GP, LLC, its
                                             General Partner

                                             By:  Harbinger Mezzanine Manager,
                                                  Inc., its Manager


                                             By: /s/ John Smith
                                                --------------------------------
                                             Title: Vice President
                                                   -----------------------------


                                       PETRA MEZZANINE FUND, L.P.


                                       By: /s/ Michael Blackburn
                                          --------------------------------------
                                       Title: Managing Member
                                             -----------------------------------




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